Exhibit 10.1

October 5, 2021

Rita I. Jain, M.D.

Dear Rita:

On behalf of ChemoCentryx, Inc. (“ChemoCentryx” or the “Company”), I am pleased to offer you employment as Executive Vice President, Chief Medical Officer. In this position, you will report to Thomas Schall, President and Chief Executive Officer, and will work from your Chicago, Illinois location while travelling regularly to ChemoCentryx headquarters in San Carlos, California (average one week or more per month).

Compensation & Benefits

Your initial annual base salary will be $525,000.00 less applicable deductions and withholdings, which will be paid semi-monthly in accordance to the Company’s normal payroll procedures. As an exempt employee, you will be required to work the Company’s normal business hours and additional hours as required by the nature of your work assignments, and you will not be entitled to payment of overtime. You are also eligible for certain employee benefits available generally to employees of ChemoCentryx pursuant to the terms of such benefit plans. You should note that ChemoCentryx may modify salaries, benefits, duties, titles, reporting relationships, and work locations from time to time at its discretion.

You will be eligible to participate in the ChemoCentryx Corporate Bonus plan, and your target award opportunity is 50% of your gross annual salary in effect during the bonus year (the “Annual Bonus”). Actual payment of the Annual Bonus will be based upon factors including, but not limited to, individual and Company performance and compliance with Company policies and procedures. During your first partial year of employment, your Annual Bonus target amount will be prorated based on your date of hire. You must be an active ChemoCentryx employee in good standing (e.g. not subject to an active compliance investigation, verbal counseling, any written warning, or a performance improvement plan) as of the date of any Annual Bonus is paid in order to earn the bonus. The Company will have the sole discretion to determine whether and to what extent the applicable corporate and individual goals and other bonus criteria have been achieved, and the amount of any awarded Annual Bonus.

Subject to and following approval by the Company’s Board of Directors (the “Board”) or a committee thereof, the Company shall grant you an option to purchase 45,000 shares of the Company’s common stock (subject to stock splits and similar adjustments) with a per share exercise price equal to the per share fair market value of the Company’s common stock on the date of grant (as determined by the Board or a committee thereof as of the date of grant) (the “Option”) pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”). The Option will be governed in full by the terms and conditions of the Plan and your individual grant agreement, including the service-based vesting schedule and requirements set forth therein.

Offer of Employment: Rita I. Jain, M.D.

Policies/Confidential Information

As a condition of your employment you will abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time. You will be required to sign an acknowledgement that you have read and will comply with the policies contained in the Employee Handbook. You also must read, sign, and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”), attached here as Exhibit A. In your work for the Company, you are expected not to make unauthorized use or disclosure of any confidential or proprietary information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. You further represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may conflict with or limit your ability to perform your duties to the Company.

At-Will Employment; Severance

ChemoCentryx is pleased about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment is not for a specified period of time, it is terminable at-will by either party. This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us. Likewise, the Company may terminate your employment at any time, with or without Cause, and with or without advance notice, simply by notifying you.

If, at any time, the Company terminates your employment for Cause (as defined in Exhibit C), or if either party terminates your employment as a result of your death or disability, or you resign for any reason, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.

If, at any time other than on or within 12 months following the effective date of a Change in Control (as defined in Exhibit C), the Company terminates your employment without Cause, and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “Non-CIC Severance Benefits”):

(i) a cash amount equal to twelve (12) months of your then current base salary, less all applicable withholdings and deductions, paid over such twelve (12) month period, on the schedule described below (the “Salary Continuation”);

(ii) if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease; and

(iii) acceleration of the service-based vesting of the Option and any other equity grants you may hold as of the date of termination, to the extent then outstanding, unvested and, if applicable, unexercised or unsettled, as to the number of shares subject to such equity grants that would have vested in accordance with the applicable service-based vesting schedule as if you had been in service for an additional twelve (12) months as of your termination date (based upon full months of service).

Offer of Employment: Rita I. Jain, M.D.

If, (1) at any time on or within 12 months following the effective date of a Change in Control (as defined in Exhibit C), (2) (i) the Company terminates your employment without Cause, and other than as a result of your death or disability, or (ii) you terminate your employment with the Company for Good Reason (as defined in Exhibit C), and (3) such termination constitutes a Separation from Service, then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “CIC Severance Benefits” and together with the Non-CIC Severance Benefits, the “Severance Benefits”):

(i) a lump sum cash payment consisting of an amount equal to twelve (12) months of your then current base salary, less all applicable withholdings and deductions (the “Lump Sum Salary Payment”);

(ii) a lump sum cash payment consisting of an amount equal to your target Annual Bonus, with such bonus determined assuming all applicable performance objectives were obtained at target levels for the applicable year (the “Lump Sum Bonus Payment”);

(iii) payment of your COBRA premiums as described above during the COBRA Payment Period, subject to the terms set forth above; and

(iv) acceleration of the service-based vesting of the Option and any other equity grants you may hold as of the date of termination, to the extent then outstanding, unvested and, if applicable, unexercised or unsettled, such that you will be deemed fully vested as to the service-based vesting requirement thereof as of your termination date.

Notwithstanding the foregoing, if any of the Company’s applicable health benefits are self-funded as of the date of your Separation from Service or the Company cannot provide the foregoing COBRA benefits in a manner that is compliant with applicable law, then, instead of providing the COBRA premiums in the manner described in either clause (ii) of the Non-CIC Severance Benefits or clause (iii) of the CIC Severance Benefits, the Company will instead pay to you the applicable amount as a taxable monthly payment for the COBRA Payment Period (or any remaining portion thereof). You will be solely responsible for all matters relating to continuation of coverage under COBRA, including, without limitation, the election of such coverage and, except to the extent the Company pays COBRA premiums on your behalf, the timely payment of premiums.

Your receipt of any such Severance Benefits is conditioned upon (a) your continuing to comply with your obligations under your Confidential Information Agreement; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company (the “Release”) within 60 days following your termination date. The Salary Continuation, if applicable, will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings; provided, however, that no payments will be made prior to the date on which the Release is effective. Within 60 days following your Separation from Service (but in no event later than March 15 of the year following the year in which the Separation from Service occurred), and subject to the Release becoming effective on or prior to such date, the Company will pay you in a lump sum the Salary Continuation or the Lump Sum Salary Payment and Lump Sum Bonus Payment, as applicable, and other applicable Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the effectiveness of the Release, with the balance of the Salary Continuation, if applicable, and other applicable Severance Benefits being paid as originally scheduled. In no event will you be entitled to both the Non-CIC Severance Benefits and the CIC Severance Benefits. For the avoidance of doubt, the vesting acceleration set forth in the Severance Benefits will not apply to any equity award(s) to the extent vesting thereof is subject to the satisfaction of any performance-based metrics (other than remaining in continuous service with the Company or certain of its affiliates). Any vesting acceleration and other vesting terms of any such performance-based equity awards, if any, will be governed by the terms of the equity plan under which they are granted and the terms and conditions set forth in the award agreements governing such awards.

Additional Tax Matters

The provisions relating to Code Section 409A and Code Section 280G each as defined and set forth in Exhibit C hereto are incorporated herein by reference and form part of this letter.

Offer of Employment: Rita I. Jain, M.D.

Dispute Resolution

To aid in the rapid and economical resolution of disputes that may arise between us, you and the Company agree that any and all disputes, claims, or demands in any way arising from or relating to this offer letter agreement, your employment with the Company, or the termination of your employment with the Company, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then-applicable JAMS rules. You acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and are not preempted by the Federal Arbitration Act (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Miscellaneous

Federal immigration law requires that we verify your right to work legally in the United States and your employment at ChemoCentryx is contingent upon satisfactory proof of your right to work legally in the United States. On the back of the Form I-9, you will find ‘Lists of Acceptable Documents’ that both identify and establish employment eligibility. Please bring in either one document from List A or one document from list B and list C on your first day of work. These document(s) must be provided to us no later than three business days after your date of hire or your employment relationship with ChemoCentryx may be terminated.

ChemoCentryx also participates in E-Verify. All newly-hired employees are queried through this electronic system established by the Department of Homeland Security (DHS) and the Social Security Administration (SSA) to verify their identity and employment eligibility. If you will not be present at a ChemoCentryx office location on your first day of employment, please contact Human Resources for instructions.

Offer of Employment: Rita I. Jain, M.D.

This letter, together with its exhibits, forms your complete and exclusive agreement with the Company concerning the subject matter hereof. The employment terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.

ChemoCentryx requires all staff in the United States to be fully vaccinated (FDA approved vaccines or vaccines that have FDA Emergency Use Authorization) from COVID-19 as a condition of employment. In accordance with applicable laws, ChemoCentryx will provide reasonable accommodations to staff members who qualify on the basis of a medical reason or a sincerely held religious belief, practice, or observance.

Your employment at ChemoCentryx is contingent upon satisfactory completion of professional references, drug test and background checks. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. If you wish to accept employment at ChemoCentryx under the terms contained above, please sign and date this letter and the Confidential Information Agreement by October 8, 2021, and return to the Senior Vice President, Human Resources. This offer of employment will terminate if it is not accepted, signed, and returned by this date.

We look forward to you joining ChemoCentryx and to a productive and enjoyable work relationship.

Very best regards,

/s/ Kari Leetch
Kari E. Leetch
Senior Vice President, Human Resources

Offer of Employment: Rita I. Jain, M.D.

Understood and Accepted:

/s/ Rita Jain	10/5/2021
Employee Signature	Date

10/5/2021
Start Date

Enclosures

Exhibit A – Employee Confidential Information and Inventions Assignment Agreement

Exhibit B – State Specific Notifications/Modification (As Applicable)

Exhibit C – Definitions and Additional Tax Matters